As filed with the Securities and Exchange Commission on December 3, 2015

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIER REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	68-0509956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5950 Sherry Lane, Suite 700, Dallas, Texas 75225

(Address of principal executive offices) (Zip Code)

TIER REIT, Inc. 2015 Equity Incentive Plan
 (Full title of the plan)

Scott W. Fordham

President and Chief Executive Officer

TIER REIT, Inc.

5950 Sherry Lane, Suite 700

Dallas, Texas 75225

(Name and address of agent for service)

(972) 483-2400

(Telephone number, including area code, of agent for service)

With copies to:

Telisa Webb Schelin	John T. Haggerty
Chief Legal Officer, Executive Vice President and	Scott C. Chase
Secretary	Goodwin Procter LLP
TIER REIT, Inc.	Exchange Place
5950 Sherry Lane, Suite 700	Boston, Massachusetts 02109
Dallas, Texas 75225	(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	2,500,000 shares	$16.12	$40,300,000	$4,058.21

(1)                     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock, $0.0001 par value per share, of TIER REIT, Inc. (“Common Stock”) registered hereby includes an indeterminate number of shares of Common Stock that may be issued under the TIER REIT, Inc. 2015 Equity Incentive Plan in connection with stock splits, stock dividends, recapitalizations or similar transactions.

(2)                     Calculated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and the low sales prices of TIER REIT, Inc. Common Stock as reported on the New York Stock Exchange on November 30, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*                                 The document(s) containing the information specified in this Part I will be sent or given to participants in the TIER REIT, Inc. 2015 Equity Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such document(s) need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by TIER REIT, Inc. (the “Company”) with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

(a)                     the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014 filed with the Commission on March 11, 2015;

(b)                     the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the Commission on May 5, 2015, August 5, 2015 and November 4, 2015, respectively;

(c)                      the Company’s Current Reports on Form 8-K filed with the Commission on January 26, 2015, February 2, 2015, March 25, 2015 (Item 8.01 only), April 1, 2015, April 15, 2015 (Item 5.02 only), May 13, 2015, June 3, 2015 (Item 5.03 and Exhibits 3.1 and 3.2 of Item 9.01 only), June 30, 2015, July 2, 2015 (Items 1.01 and 2.03 only), July 7, 2015 (Item 8.01 only), July 15, 2015, July 17, 2015 (Item 8.01 only), July 20, 2015, July 23, 2015 (Item 8.01 only), July 31, 2015, August 20, 2015 and August 26, 2015; and

(d)                     the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on July 22, 2015, including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                                the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•                                was committed in bad faith; or

•                                was the result of active and deliberate dishonesty;

•                                the director or officer actually received an improper personal benefit in money, property or services; or

•                                in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which the Company’s charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•                                a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                                a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s charter authorizes it to obligate the Company, and the Company’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s ultimate entitlement to indemnification, to:

•                                any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                                any individual who, while serving as a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit it, with the approval of the Company’s Board of Directors, to indemnify and advance expenses to (a) any person who served a predecessor of the Company in any of the capacities described above and (b) any employee or agent of the Company or a predecessor of the Company.

The partnership agreement of Tier Operating Partnership LP, the partnership of which a wholly-owned subsidiary of the Company serves as sole general partner, also provides certain indemnification to the extent provided therein.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has obtained an insurance policy under which its directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1

Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (previously filed and incorporated by reference to Exhibit 4.4 to the Company’s Post-Effective Amendment No. 8 to Registration Statement on Form S-11 filed on April 24, 2008)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

99.1	TIER REIT, Inc. 2015 Equity Incentive Plan (previously filed and incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on September 18, 2015)

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 3, 2015.

TIER REIT, INC.

By:	/s/ Scott W. Fordham
Scott W. Fordham
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Scott W. Fordham, Dallas E. Lucas and Telisa Webb Schelin, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Scott W. Fordham		December 3, 2015
Scott W. Fordham	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Dallas E. Lucas		December 3, 2015
Dallas E. Lucas	Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ James E. Sharp		December 3, 2015
James E. Sharp	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Charles G. Dannis		December 3, 2015
Charles G. Dannis	Director

/s/ Robert S. Aisner		December 3, 2015
Robert S. Aisner	Director

/s/ Richard I. Gilchrist		December 3, 2015
Richard I. Gilchrist	Chairman of the Board of Directors

/s/ M. Jason Mattox		December 3, 2015
M. Jason Mattox	Director

/s/ Steven W. Partridge		December 3, 2015
Steven W. Partridge	Director

/s/ G. Ronald Witten		December 3, 2015
G. Ronald Witten	Director

/s/ Thomas M. Herzog		December 3, 2015
Thomas M. Herzog	Director

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1

Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (previously filed and incorporated by reference to Exhibit 4.4 to the Company’s Post-Effective Amendment No. 8 to Registration Statement on Form S-11 filed on April 24, 2008)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)

99.1	TIER REIT, Inc. 2015 Equity Incentive Plan (previously filed and incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on September 18, 2015)

* Filed herewith.